UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 1, 2013

ACCURAY INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-33301	20-8370041
(Commission File Number)	(IRS Employer Identification No.)

1310 Chesapeake Terrace

Sunnyvale, California 94089

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (408) 716-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)  Compensatory Arrangements of Certain Officers.

Because the prior Employment Letters (as defined below) expired, on January 1, 2013, Accuray Incorporated (the “Company”) entered into new employment letters (each, an “Employment Letter” and collectively, the “Employment Letters”) with each of Derek Bertocci, Kelly Londy, Darren J. Milliken, Theresa Dadone, and Robert Ragusa (each, an “Executive Officer”), which amended and restated in its entirety each of the employment agreements previously entered into between the Company and each such Executive Officer.

Each Employment Letter is for an indefinite term, begins on January 1, 2013 and sets forth each such Executive Officer’s title and salary, as well as the target annual incentive bonus each Executive Officer is eligible to receive under the Company’s executive bonus plan, which is based on the attainment of certain performance criteria established and evaluated by the Company.  The table below shows each Executive Officer’s title, salary and target annual bonus (shown as a percentage of base salary):

Executive Officer	Title	Base Salary	Bonus Percentage
Derek Bertocci	Senior Vice President and Chief Financial Officer	$332,600	65%
Kelly Londy	Senior Vice President and Chief Commercial Officer	$329,600	65%
Darren J. Milliken	Senior Vice President, General Counsel and Corporate Secretary	$284,900	50%
Theresa Dadone	Senior Vice President, Human Resources	$256,500	50%
Robert Ragusa	Senior Vice President, Global Operations	$294,600	50%

The Employment Letters provide that during their employment with the Company, each Executive Officer may be granted options to purchase shares of Company common stock, restricted stock units (“RSUs”), and market stock units (“MSUs”) under the Company’s 2007 Incentive Award Plan.  Any such awards, if and when granted, will vest as follows: (i) stock options will vest at a monthly rate of 1/48th of the total number of shares subject to the grant, (ii) 25% of any RSUs granted will vest on each of the four anniversaries of the date such RSUs were granted, and (iii) any MSUs granted will vest only if the Company’s stock meets or exceeds specified performance goals during the performance period, stated in each individual MSU award agreement.

The terms of the Employment Letters provide that each Executive Officer is entitled to severance benefits in the event of termination of his or her employment by the Company without cause, including (i) a lump sum payment equal to 6 months base salary, (ii) a prorated portion of his or her target bonus for the fiscal year in which his or her employment terminates, (iii) reimbursement of health insurance premiums, (iv) payment for outplacement services, and (v) other customary benefits. In the event of termination of employment because of death or incapacity, the Employment Letters provide for the acceleration of the vesting for stock options and RSUs previously granted to such Executive Officer that would have vested within 6 months following such termination.  In the event of a change in control of the Company (as such term is defined in each Employment Letter) in which the successor company fails to offer the Executive Officer an equivalent position or fails to assume the Company’s obligations under the Employment Letter, the Executive Officer will be entitled to enhanced severance benefits, including (i) two times the severance payment otherwise provided for in the Employment Letter, (ii) 200% of the target bonus for the fiscal year in which such change in control occurs, (iii) the acceleration of all outstanding unvested stock options and RSUs, and (iv) other customary benefits.

The benefits and payments described above may be subject to a delay of up to 6 months, as necessary to avoid the imposition of additional tax under Section 409A of the Internal Revenue Code (the “Code”).  In addition, if any payments or benefits payable to the Executive Officers under their respective Employment Letters would be subject to the excise tax provided under Section 4999 of the Code, then such payments and/or benefits will be reduced to the extent necessary to ensure that no amount will be subject to such excise tax; provided however, that a reduction will be made only if, as a result of such reduction, the Executive Officer’s net after-tax benefit exceeds the net after-tax benefit such Executive Officer would realize if the reduction were not made.

The Company will file the Employment Letters as exhibits to its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013.  The description set forth in this Item 5.02 is a summary and is therefore qualified in its entirety by the complete text of the Employment Letters when filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCURAY INCORPORATED

Dated: January 4, 2013	By:	/s/ Darren J. Milliken
Darren J. Milliken
Senior Vice President, General Counsel & Corporate Secretary